UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2012 (July 26, 2012)

American Realty Capital Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54688	27-3306391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On May 18, 2012, the board of directors of American Realty Capital Healthcare Trust, Inc. (the “Company”), ratified the Company’s entry, through its sponsor, American Realty Capital V, LLC, into a purchase and sale agreement to acquire the fee simple interests in an Aurora Health Care portfolio comprised of three medical office buildings located in Wisconsin. The Company’s obligation to close upon the acquisitions was subject to the satisfactory completion of a due diligence review of the properties and other customary conditions to closing, which were completed on July 26, 2012.  The Company acquired the properties on July 26, 2012.

A description of the acquisitions and the properties is included in Item 2.01 — Completion of Acquisition or Disposition of Assets, and is incorporated herein by reference in its entirety.

Item 2.01.     Completion of Acquisition or Disposition of Assets.

Aurora Health Care Portfolio

On July 26, 2012, the Company, through subsidiaries of its operating partnership, closed its acquisition of the fee simple interests in three medical office buildings located in Wisconsin: a medical office building located in Two Rivers, Wisconsin, a medical office building located in Hartford, Wisconsin and a medical office building located in Neenah, Wisconsin. The sellers of the Two Rivers property were PMZ-Two Rivers, L.L.C., JPG-Two Rivers, L.L.C. and AI-Two Rivers, L.L.C. The sellers of the Hartford property were PMZ-Hartford, L.L.C., JPG-Hartford, L.L.C. and AI-Hartford, L.L.C. The sellers of the Neenah property were PMZ-Neenah, L.L.C., JPG-Neenah, L.L.C. and AI-Neenah, L.L.C. None of the sellers has a material relationship with the Company and none of the acquisitions was an affiliated transaction.

The properties contain 226,046 rentable square feet and include an urgent care clinic, pharmacy, clinical space, rehabilitation and physical therapy center.

The properties are 100% leased to subsidiaries of Aurora Healthcare, Inc. The leases have original lease terms of 15-year term with 9.4 years remaining at acquisition on a weighted average basis. The leases contain 6.0% fixed rental escalations every three years during the initial term and three renewal options of five years each. The leases are triple net whereby the tenants are required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the buildings, in addition to base rent. The annualized straight-line rent for the initial lease terms is $5.0 million, or $22.26 per rentable square foot.

The contract purchase price of the properties was $63.0 million at a capitalization rate of 8.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursements less estimated property operating costs by the base purchase price). The Company funded the acquisition of the properties with proceeds from its ongoing public offering. All three properties were purchased subject to in-place financing that required an assumption and approval by lender for each property. A description of the terms of the assumption of the in-place financing is included in Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The annual real estate taxes payable on the properties for the calendar year 2012 are estimated to be approximately $0.9 million. Such real estate taxes are to be paid directly by the tenants under the terms of the leases.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the acquisition of the Aurora Health Care portfolio, pursuant to three separate Note and Mortgage Assumption Agreements entered into between U.S. Bank National Association (the “Lender”), the sellers of the property and a subsidiary of the Company’s operating partnership (collectively, the “Assumption Agreements”), the Company assumed the loan on each of the three properties in the Aurora Health Care portfolio and all obligations under the mortgage notes evidencing such loans.

Pursuant to the Assumption Agreements, the sellers paid the Lender an aggregate assumption fee of $0.2 million, or 0.5% of the outstanding principal balance of the loans. The Two Rivers property loan contains an original principal balance of $22.64 million; the Neenah property loan contains an original principal balance of $7.84 million; and the Hartford property loan contains an original principal balance of $19.12 million.

Each loan bears interest at a per annum fixed rate of 5.52%. Each loan matures in January 2017 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The loans are non-recourse and may be accelerated only upon the event of a default. The loans may be prepaid through defeasance. Each loan may be prepaid from time to time and at any time, in whole or in part, beginning September 1, 2016, with no prepayment premium.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: July 27, 2012	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors